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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of termination of Registration under Section 12(g)
   of Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 0-26964

                             CARNEGIE GROUP, INC.
            (Exact name of registrant as specified in its charter)

                                Five PPG Place
                             Pittsburgh, PA 15222
                                (412) 642-6900

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.01 per share
           (Title of each class of securities covered by this Form)

                                Not Applicable
 (titles of all other classes of securities for which a duty to filed reports under section 13(a) or 15(d) remains)



        Please place an X in the box() to designate to appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(i)(i)    [X]            Rule 12h-3(b)(1)(ii)       [_]
          Rule 12g-4(a)(1)(ii)   [_]            Rule 12h-3(b)(2)(i)        [_]
          Rule 12g-4(a)(2)(i)    [_]            Rule 12h-3(b)(2)(ii)       [_]
          Rule 12g-4(a)(2)(ii)   [_]            Rule 15d-6                 [_]
          Rule 12h-3(b)(1)(i)    [_]

       Approximate number of holders of record as of the certification or notice date:

          Common Stock, par value $.01 per share:        1

       Pursuant to the requirements of the Securities Exchange Act of 1934, Carnegie Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                         CARNEGIE GROUP, INC.
                                         A DELAWARE CORPORATION




DATE: November 5, 1998                   By: /s/ Corey Torrence
                                            _____________________________
                                            Name:  Corey Torrence
                                            Title: President and CEO